Exhibit 10.50
August 22, 2006
Personal & Confidential
Peter Robinson
16113 W. McGinty Road
Wayzata, MN 55391
Dear Peter:
Further to our discussions, I am pleased to confirm the terms and conditions of your temporary international assignment (the “Assignment”) to Switzerland (the “Host Country”).
During the Assignment, the terms of this letter (“Assignment Letter”) override the terms of the Employment Agreement dated as of August 22, 2006 between Burger King Corporation (“Company”) and Peter Robinson (“you”) (as may be amended from time to time, the “Employment Agreement”) to the extent of any inconsistency. Otherwise, the terms of the Employment Agreement shall control. Unless otherwise defined herein, all capitalized terms contained in this Assignment Letter shall have the meanings given to them in the Employment Agreement.
1.	Assignment.
•	Assignment Position. The Assignment position you are being offered is Executive Vice President and President, EMEA (the “Assignment Position”). During the Assignment, you will perform the duties of this role and any other duties reasonably required by Burger King Europe GmbH (“Host Entity”) or any other similar position that may be required by the Host Entity from time to time in accordance with its business needs. For the avoidance of any doubt, you will be working for, taking orders from and ultimately managed, controlled and directed by the Host Entity. Any alteration to your role will not amend the terms of the Assignment except to the extent set out in a written agreement signed by you and the Company.

•	Home Country and Family Unit. Miami, Florida (“Home Country”) will be considered the point of origin for you and your spouse (“Family Unit”). At the time of your final repatriation, the Company will return your Family Unit to a location in the United States to be designated by you at such time.

•	Continuity of Employment. During the period of the Assignment, you will continue to be an employee of, and remain continuously employed by, the Company.

•	Term of Assignment. The Assignment will commence on October 1, 2006, and subject to sub-sections (a) and (b) below, will have a term of two (2) years (the “Initial Term”):
(a)	The Company may, in its sole discretion and by providing you with not less than ninety (90) days notice, terminate the Assignment at any time prior to the end of the Initial Term (or the Additional Term, as such term is defined below, if applicable), in which case the references in this Assignment Letter to “Initial Term” or “Additional Term”, as applicable, will be to the shortened Initial Term or Additional Term, provided that the Company shall not be obligated to provide you with such ninety (90) day notice in the event that your Assignment is being terminated by the Company as a result of the termination of your employment with the Company.

(b)	Effective upon the expiration of the Initial Term and each Additional Term, the Company may, by providing you with not less than ninety (90) days notice, extend the Assignment for an additional period of one (1) year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be. The parties may also extend the Assignment for any period of time by mutual agreement. For the avoidance of doubt, section 4.2 of the Company’s Long-Term International Assignment Policy, as such policy may be amended from time to time (the “International Assignment Policy”) relating to localization shall not apply to the Assignment.

•	Representation as a Seconded Representative. Your relationship with the Host Entity will be as a seconded representative. You will not have the authority, either direct or implied, to conclude any contracts on behalf of the Company or to bind the Company in any way, and although you may conduct some negotiations on behalf of the Company, the Company shall have complete jurisdiction over all final, negotiated documents and transactions. In addition, you shall conduct yourself in accordance with the guidelines set out in the attached Schedule A.

•	Hours of work and overtime: In view of the high demands on you in the Assignment Position, as well as in view of your high level of responsibility, completion of your work has priority. Notwithstanding the foregoing, the average forty (40) hours of weekly working time shall serve as a guideline, provided that you shall be obliged to work hours that exceed this guideline even without the express instructions of the Company or the Host Company, if such additional hours are necessary based on the circumstances for the good progress of the Company or the Host Company or may be considered necessary by you and can reasonably be expected of you to be provided. As the greater demands related to the Assignment Position have been taken into consideration in determining your compensation package on an overall basis, compensation for all time worked shall be deemed to be satisfied by the respective Base Salary payments as herein defined.
2.	Employment Authorization. The Assignment is offered subject to obtaining the appropriate residency and employment authorizations that are required for you to work and live in the Host Country. It is in the responsibility of the Company to obtain the appropriate authorizations, however for the sake of administrative efficiency, the Company may delegate the actual administrative tasks to the Host Entity. In any case the Human Resources Department of the Company, as well as its outside legal consultants and accountants, will assist you in obtaining such authorization. You agree to supply these outside legal consultants and accountants with any necessary documentation they may require in order to obtain such authorization. The Company will cover any costs associated with such requirements, such as work/resident permits including the cost associated with visas/permits for your Family Unit, if applicable.

3.	Compensation Overview.

During the Assignment to the Host Country and while you will remain an employee of the Company, you will perform services for and represent the Host Entity. During this period you will be paid your remuneration by the Company, however, the Host Entity will bear the cost of your remuneration and will reimburse the Company such amounts.

During the Assignment, you will receive the following compensation and benefits, in lieu of those referred to in the Employment Agreement:
•	Base Salary. Upon commencement of the Assignment, your Base Salary will remain at US$450,000 gross per annum (paid in the Home Country and in the Home Country currency), from which the Company will deduct hypothetical tax, hypothetical housing charges, also known as a “housing norm”, as more fully described below, and other taxes and deductions as may be mandated by law.

•	Bonus/Annual Incentive Plan. You will continue to participate in the Bonus Plan as described in the Employment Agreement and throughout the Assignment, your bonuses will be based 50% on worldwide “line of sight” performance targets and 50% on EMEA “line of sight” performance targets.

•	Employee Benefit Plans. During the Assignment, you shall continue to participate in your Home Country’s social security system and in the benefit plans of your Home Country unless stated otherwise in this letter or otherwise prohibited by law or the terms of the applicable employee plan. Appropriate health care for you and your Family Unit will be provided through the CIGNA International Expatriate Benefits plan. Notwithstanding the foregoing, the cost of annual physical examinations for you and your Family Unit shall be covered under the Company’s medical plan for executives of the Company, as is in effect from time to time. In the event that you elect to have such annual physical examinations performed at the Mayo Clinic, the Company agrees to cover the cost of you and your wife’s accommodations while you are undergoing such examinations.
4. Assignment-Related Allowances and Benefits.
Below is a description of the specific benefits to which you will be entitled in connection with the Assignment. However, you should refer to the International Assignment Policy for a full description of and conditions and limitations relating to such benefits.

•	Pre-Departure and Relocation.
(a)	Tax Consultant. You are required to meet with a Company-designated tax service provider (KPMG or such other provider as designated by the Company in its discretion) for an initial review of the Company’s tax policies and practices, both in the Home Country and in the Host Country. These tax consultations also provide you with an opportunity to understand the tax issues related to the Assignment. We will advise the tax consultant to hold your personal information in strict confidence.

(b)	Medical Examination. It is suggested that you have a medical examination in order to be informed of any necessary precautions and receive any required vaccinations/inoculations. The Company will pay for any costs associated with the foregoing that are not covered by insurance.

(c)	Immigration Documents. It is your responsibility to ensure that you have a passport valid for at least six months beyond the start date of the Assignment, and any other immigration documents necessary for the Host Country. You are responsible for coordinating as soon as possible to secure these documents (note that obtaining them may be a very lengthy process). The Company will pay for the cost of obtaining all necessary travel and immigration documents for you and your Family Unit.

(d)	Will/Estate Planning. As the laws are different in every country, the Company recommends that you either have your will reviewed or that you prepare a will (if you have not already done so), and make appropriate arrangements regarding your estate, before you start the Assignment. This helps to ensure that your wishes are carried out and the law of the Host Country regarding the distribution of assets is not automatically implemented. The Company has provided an amount for this in the miscellaneous allowance described in Section 4(g) below.

(e)	Preliminary Visits; Destination Services Consultant. You and your spouse may make two (2) preliminary visits to the Host Country for a maximum of five (5) days each. Travel arrangements and reimbursements should be made according to the Company’s business travel policy in effect at that time. In addition, upon your relocation to the Host Country, you shall be entitled to destination services provided by a Company-designated provider in the Host Country to assist you in settling into the new environment and culture. In addition to home-finding assistance and lease negotiation, services typically include orientation for political, cultural and practical purposes, telephone and utility installation assistance, shopping recommendations, assistance with opening bank accounts, obtaining driver’s licenses, local government paperwork, etc., and health care and leisure activity guidance.

(f)	Shipment of Personal Goods. You are entitled to ship personal household goods by air to the Host Country up to a maximum of 300 lbs (or 135 kgs) and up to an additional 200 lbs (or 90 kgs) for your Family Unit. Depending on whether the Host Country housing is rented furnished or unfurnished, you may be entitled to ship additional household goods by surface freight and to place in storage household goods that will not be shipped to the Host Country. You are responsible for coordinating the shipment of your household and personal effects with the Company-designated shipping services provider. Please refer to the International Assignment Policy and consult the Company-designated shipping company for details of further restrictions and limitations applicable to the shipment of personal goods.

(g)	Miscellaneous Allowance. You will be provided with a one-time miscellaneous allowance of US$27,000 that is intended to cover miscellaneous costs of relocating not specifically reimbursed under other provisions of the International Assignment Policy or Domestic Relocation Policy. This amount will be paid at the onset of your relocation.

(h)	Travel to Host Country. You will be provided one (1) single one-way fare for you and your Family Unit from the Home Country to the Host Country at the beginning of the Assignment. Class of travel and expenses en route will be in accordance with the Company’s business travel policy.

(i)	Temporary Accommodations. The Company will provide you with temporary accommodation for up to sixty (60) days from the date you arrive in the Host Country if your regular living quarters in the Host Country are not immediately available. You will be reimbursed for reasonable expenses (such as meals, laundry, and other incidentals) in accordance with the Company’s business travel policy to cover the additional living costs during your period of temporary living in the Host Country. The expenses should be claimed via the normal business expense reimbursement arrangements.

(j)	Domestic Relocation Benefits.
(i)	Subject to any restrictions and limitations of the Company-designated domestic shipping services provider, the Company agrees to arrange, at its cost, for the shipment of any household goods that you wish to ship to your residence in Steamboat Springs, Colorado.

(ii)	Notwithstanding the terms of the International Assignment Policy, the Company agrees to provide you with home sale assistance in accordance with the terms of the Company’s Domestic Relocation Policy.

(iii)	For the avoidance of doubt, you shall not be entitled to any other benefits under the Company’s Domestic Relocation Policy, including Loss on Sale assistance or Home Purchase Closing Cost assistance.
•	On Assignment.
(a)	Tax Equalization. You will be provided tax equalization in accordance with the International Assignment Policy to help ensure that you do not gain or lose financially due to the different tax and social security implications or consequences of the Assignment. Your burden in respect of the foregoing will remain at a similar level as if the Assignment had not taken place. This is achieved by deducting a “hypothetical tax” from your pay and the Company paying your actual U.S. and Swiss income tax, social security and other taxes required to be paid by you on your Company income. The Company will pay Swiss wealth taxes which you are required to pay based on your current net worth as disclosed to KPMG prior to the date hereof. Any increases to the amount of Swiss wealth tax to be paid to due the change of your net worth shall be subject to approval by the Company. The Company will pay employer social security taxes in the United States as approved by the appropriate tax authorities. The designated tax service consultant will explain tax equalization in more detail during your tax consultations.

(b)	Housing Allowance.
(i)	You will be provided with a housing allowance to lease reasonable housing accommodations for you in the Host Country (the “Housing Allowance”). The annual maximum cost to be borne by the Company with respect to the Housing Allowance is CHF97,459 (including rent and utilities) (the “Housing Allowance Cap”), which is based on data from AIRINC, it being understood that the Company shall only be obligated to pay the lesser of (A) the Housing Allowance Cap and (B) the actual cost of your rent and utilities in the Host Country. Should you locate suitable accommodations for less than the Housing Allowance Cap, the Company will pay you 50% of the savings (which savings will be taxable to you), with the maximum savings being 30% of the maximum Housing Allowance set forth above. Notwithstanding the foregoing, if the actual cost of your housing exceeds CHF97,459 per year, the Company agrees to reimburse you, for a period of up to three years, an additional amount of up to CHF28,560 per year.

(ii)	As the Housing Allowance is intended to cover the difference in housing costs in the Home Country and Host Country, you will have a hypothetical-country housing norm (the “Housing Norm”), currently estimated at CHF52,935 annually (based on information provided by AIRINC), deducted from your paycheck on an after-tax basis. (For further explanation, please refer to the International Assignment Policy.)

(iii)	The Company may, at its discretion, enter into a lease directly with and/or make lease payments for housing directly to your landlord. In this event, should lease payments payable by the Company be more than the permitted Housing Allowance after deducting the Housing Norm (the “Net Housing Allowance”), the Company shall be entitled to deduct from your paycheck the amount by which the lease payments exceed the Net Housing Allowance.

(iv)	The Housing Allowance and/or the Housing Norm may be adjusted up or down by the Company from time to time during the Assignment as appropriate, e.g., upon entry into a new lease in the Host Country.
(c)	Home Leave. You will be provided with a home leave of one (1) round trip flight between the Host Country and the Home Country within each twelve (12) month period during the Assignment for you and your Family Unit. Class of travel and expenses en route will be in accordance with the Company’s business travel policy.

If the Company travel policy permits you to fly in business class, you may use the value of such airfare to support the cost of additional round trip flights to the Home Country in a lower class of service for you or your Family Unit, not to exceed the cumulative value of such higher class of airfare (if such higher class is permitted under the Company travel policy).

(d)	Host Country Transportation. During the Assignment, you will be eligible for a company car or a car allowance based on the Host Entity’s policy/practice in the Host Country. The type of car or the amount of the car allowance, as applicable, shall be determined in accordance with the Host Entity’s car or car allowance policy, respectively, and shall be in lieu of any entitlement to a company car or car allowance under the Employment Agreement.

(e)	Income Tax Preparation. The Company will provide tax services via a designated tax service provider to assist you with any required income tax preparation services in both the Host Country and the Home Country with respect to any tax years falling within the Initial Term (or the Additional Term, if applicable).

(f)	Vacation Entitlement. Except as otherwise required by Swiss law, during the Assignment, you will be entitled to receive paid vacation on an annualized basis in the amount provided by the Company policy, currently five (5) weeks per calendar year, plus any normal public holidays that are observed in the Canton in which the Host Entity is located. This shall be in lieu of your vacation entitlement under the Employment Agreement.

(g)	Family Illness/Death. In the event of a serious illness or death in your or your spouse’s immediate family, the Company will bear the cost of direct route travel for you to the Home Country. For purpose of this provision, “immediate family” is defined as spouse, parents, siblings and children.

(h)	Cost of Living Allowance. You may be eligible, from time to time, to receive an annual cost of living allowance (“COLA”) to offset increased costs for goods and services in the Host Country. Your entitlement to COLA, if any, will be determined based on data provided by AIRINC and may be adjusted up or down each quarter based on quarterly reviews provided by AIRINC. Presently, you are eligible to receive a COLA in the amount of CHF52,276.
•	End of Assignment.
(a)	Termination of Assignment.
(i)	Unless earlier terminated or extended in accordance with the terms of this Assignment Letter, the Assignment shall automatically terminate at the end of the Initial Term (or the Additional Term, if applicable).

(ii)	The termination of the Assignment will not result in the automatic termination of your employment with the Company; however, termination of your employment with the Company will result in the automatic and simultaneous termination of the Assignment. For the avoidance of any doubt, nothing contained in this Assignment Letter shall be construed as prohibiting or limiting or placing any conditions on the Company’s right to terminate your employment with the Company (other than, if applicable, the requirement to pay the resettlement payment described in sub-section(a)(iii) below).

(iii)	In the event that the Assignment terminates as a result of the termination of your employment with the Company by the Company Without Cause or your employment is terminated by you for Good Reason as permitted by sub-section (c) of the Term of Assignment section above, and in either case, you are residing in the Host Country at the time of such termination, in addition to any termination benefits to which you may be entitled under the Employment Agreement, you will be entitled to a resettlement payment of three (3) months’ Base Salary.
(b)	Repatriation. Upon termination of the Assignment other than in connection with or as a result of a new temporary international assignment, the Company will pay (in accordance with the International Assignment Policy) for the relocation of you and your Family Unit back to the Home Country in the following circumstances only:
(i)	The Company terminates your employment other than for Cause;

(ii)	The Assignment terminates in accordance with the terms of this Assignment Letter (other than as a result of termination of your employment with the Company);

(iii)	You die or your employment is terminated by reason of your Disability;

(iv)	You resign as a result of you, your spouse or any of your children becoming seriously ill and such illness requires serious and prolonged medical treatment.; or

(v)	You resign following three years of continuous employment with the Company and you have not accepted employment with another organization.
Your rights to repatriation will not apply if you voluntarily resign without Good Reason or your employment is otherwise terminated other than under the circumstances described above.

(c)	Resignation. If you resign during the first year of the Assignment, you will be required to reimburse the Company for the investment made by it in connection with the Assignment as follows: The Company will be entitled to recover from you (i) the full amount of all costs and expenses associated with the Assignment if you resign within six months from the start of the Assignment or (ii) one-half of all such costs and expenses if you resign during the second six months of the Assignment.

(d)	Repayment of Indemnity/Termination Payments. If upon leaving the Assignment in the Host Country due to repatriation, transfer or termination, you receive any indemnity or termination payments which are required by local law or standard practice, such payments will be returned to the Company, excluding any such payments which you may be entitled to receive pursuant to the terms of the Employment Agreement (if any). Any payment required by local custom and made locally (other than salary) must be returned to the Company.
5.	General Terms.
•	Governing Law. This Assignment Letter shall be governed by the laws of the state and/or country which govern the Employment Agreement.

•	Conflict. In the event of conflict between this Assignment Letter and the International Assignment Policy, the provisions of this Assignment Letter will prevail.

•	Confidentiality. The terms of this Assignment Letter shall be considered “Confidential Information” and you shall treat them as such in accordance with the terms of the Employment Agreement.
Please acknowledge your agreement to the Assignment and your acceptance of the terms and conditions contained in this Assignment Letter by signing and dating the enclosed copy of this letter in the space provided below and returning a signed original to Susan Kunreuther.

Sincerely,
/s/ Peter C. Smith
Peter C. Smith
EVP & Chief Human Resources Officer Burger King Corporation

Accepted and Agreed this
22nd day of August, 2006

Acknowledged and Agreed On behalf of Burger King Europe GmbH
/s/ Peter Robinson	By:	/s/ Charles Jolley
Peter Robinson		Name:	Charles Jolley
		Title:	VP Finance, EMEA

SCHEDULE A
Guidelines for Seconded Burger King Corporation Employees
1.	During the Assignment to the Host Country, you will perform services for and represent only the Host Entity. You should not act on behalf of or hold yourself out as an employee of the Company during the course of the Assignment. Activities which constitute the performance of services on behalf of the Company, include, but are not limited to the following:
a.	Negotiation or other facilitation of agreements that are or will be entered into by the Company;

b.	Executing any agreement, written or verbal, with any person, related or unrelated, on behalf of the Company;

c.	Representing the Company to any person, related or unrelated, in a trade show, meeting or any other forum; and

d.	Materially participating in any decision related to the management and/or direction of the Company.
2.	You should execute agreements, written or verbal, with any person, related or unrelated, on behalf of the Host Entity only when you are physically located in the same jurisdiction as that in which the Host Entity is incorporated.

3.	You should represent yourself as a representative of the Host Entity on business cards, letterhead, memorandum, fax, e-mail, instant message, report, presentation, project, voicemail and other similar documentation. You should not maintain a mailing address, telephone, fax, or other form of contact in any office of the Company.

4.	You should exclusively use the Host Entity’s business address and telephone service as place of contact.

5.	You should exclusively use the Host Entity’s e-mail address and system.

6.	You must abide by the Host Entity’s employment guidelines and comply with any of the Host Entity’s employment requirements.